Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports 2012 Financial Results

Warren, MI – February 21, 2013 — Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the year ended December 31, 2012. For the year ended December 31, 2012, operating revenues increased 4.7%, or $46.3 million, to $1.04 billion from $990.7 million for the year December 31, 2011. For the thirteen weeks ended December 31, 2012, operating revenues increased 4.5%, or $11.2 million, to $259.1 million from $248.0 million for the thirteen weeks ended December 31, 2011.

Scott Wolfe, who was appointed CEO in December 2012, commented, “2012 was a year of dramatic transformation for Universal. Universal concluded the acquisition of LINC Logistic Company, a leading provider of value-added logistics and dedicated transportation services, while still growing its traditional agent-based transportation services in a slowly growing economy. The combined financial performance of the company positions us for solid growth in the year ahead.”

Under U.S. generally accepted accounting principles, Universal’s acquisition of LINC is accounted for as a transaction between entities under common control. As a result, consolidated financial statements include LINC’s performance for all periods presented. As reported, Universal’s 2012 income from operations increased 4.7%, or $3.1 million, to $69.2 million for the year ended December 31, 2012 from $66.1 million for the year ended December 31, 2011. After excluding transaction fees and other costs associated with the acquisition of LINC and LINC’s previous IPO effort, income from operations increased $13.3 million, or 20.2%, to $79.4 million. These adjustments are described below in the section captioned “Non-GAAP Financial Measures.” Expressed as a percentage of operating revenues, we achieved an adjusted operating margin of 7.7% in 2012, compared to 6.7% in 2011. Our 2012 adjusted EBITDA increased 16.5%, or $13.8 million, to $97.6 million from $83.8 million the prior year. Expressed as a percentage of operating revenues, 2012 adjusted EBITDA was 9.4%, compared to 8.5% one year earlier.

As reported, Universal’s income from operations for the fourth quarter ended December 31, 2012 decreased 8.1%, or $1.2 million, to $13.6 million from $14.8 million for the fourth quarter ended December 31, 2011. However, after excluding transaction fees and other costs associated with the acquisition of LINC and LINC’s previous IPO effort, adjusted income from operations increased $7.2 million, or 48.6%, to $22.0 million. On an adjusted basis, we achieved an operating margin of 8.5% of operating revenues for the quarter ended December 31, 2012, compared to 6.0% for the comparable quarter in 2011. Our 2012 adjusted EBITDA for the quarter ended December 31, 2012 increased 38.9%, or $7.5 million, to $26.8 million, from $19.3 million the quarter ended December 31, 2011. Adjusted EBITDA for the fourth quarter of 2012 was 10.4% of operating revenues, compared to 7.8% of operating revenue for the fourth quarter of 2011. Included in income before the provision for income taxes for the year ended December 31, 2011 is $2.8 million in other non-operating income, which is primarily related to the net gain on our sales of marketable securities.

Net income for the year ended December 31, 2012 decreased $3.7 million, to $47.7 million, or $1.59 per basic and diluted share, from $51.4 million for the year ended December 31, 2011. Net income for the thirteen weeks ended December 31, 2012 decreased $8.2 million, to $2.5 million, or $0.08 per basic and diluted share, from $10.7 million for the thirteen weeks ended December 31, 2011. Included in 2012 net income is a provision for income taxes that is based on taxable income, and further reflects the impact of LINC’s conversion from an S-corporation to ownership by a C-corporation on October 1, 2012, and a related $2.5 million charge reflected in fourth quarter 2012 due to the recognition of deferred tax liabilities. Finally, 2012 operating expenses include $8.4 million in total transaction fees and other costs related to the acquisition of LINC, representing an approximate $7.9 million impact on net income, after tax, or $0.26 per basic and diluted share.

In the aggregate, our 2012 operating revenues increase totaling $46.3 million reflects increases in value-added services, growth in domestic container freight handling, a new transportation services operation in Pennsylvania, and other organic growth increases, which include identifiable increases in fuel surcharges totaling $4.6 million. Operating revenues from our value-added services grew 18.4% year-over-year, followed by the growth of our intermodal services, which were 17.1% higher in 2012 than in 2011. On an adjusted basis, our operating margin and EBITDA margin improvements primarily reflect lower costs for purchase transportation and equipment rent as a percentage of operating revenues. This improvement is partially offset by increases in direct personnel and related benefits.

As of December 31, 2012, Universal held cash and cash equivalents totaling $2.6 million and marketable securities totaling $10.0 million. Outstanding debt as of December 31, 2012 totaled $146.0 million. The aggregate debt balance reflects $149.1 million of secured borrowings on October 1, 2012 incurred in connection with the acquisition of LINC Logistics Company, net cash provided by operating activities in the fourth quarter of 2012, capital expenditures in the period totaling $9.6 million, proceeds from the sale of marketable securities totaling $1.3 million, and a net working capital purchase price adjustment totaling $10.1 million that we paid to LINC’s shareholders in November 2012 in accordance with the LINC merger agreement.

Conference call:

We invite you to participate in a conference call on Monday, February 25, 2013 at 10:00 a.m. Eastern Time where management will discuss 2012 financial performance. Hosting the call will be Scott Wolfe, Chief Executive Officer and David Crittenden, Chief Financial Officer.

To participate: Please call (877) 866-3199 (toll free) or (660) 422-4956 (toll) and provide conference ID 14880634.

To listen to an audio replay: Please call (855) 859-2056 (toll free) or (404) 537-3406 (toll) and enter conference ID 14880634, or locate the link in the investor page at: www.goutsi.com. Audio replay is available through March 25, 2013.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of transportation, value-added and intermodal services throughout the United States, Canada and Mexico. Our transportation services include dry van, flatbed, heavy haul, dedicated, refrigerated, shuttle and switching operations as well as full service domestic and international freight forwarding, customs brokerage, final mile and ground expedite. We offer our customers brokerage transportation for greater service options and additional capacity. Our custom-developed value-added services include material handling, consolidation, sequencing, sub-assembly, cross-dock services, kitting, repacking, warehousing and returnable container management. Intermodal operations include rail-truck, steamship-truck and support services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating revenues:
Transportation services	$180,171	$183,280	$741,650	$740,089
Value-added services	44,016	40,508	174,975	147,814
Intermodal services	34,961	24,198	120,381	102,769

Total operating revenues	$259,148	$247,986	$1,037,006	$990,672

Operating expenses:

Purchased transportation and equipment rent	146,563	143,772	592,493	581,980
Direct personnel and related benefits	39,103	38,926	163,069	145,841
Commissions expense	10,557	10,518	42,157	42,593
Operating expense (exclusive of items shown separately)	18,372	16,758	71,117	66,313
Occupancy expense	4,523	5,473	19,275	18,438
Selling, general and administrative	16,806	7,348	41,159	29,865
Insurance and claims	4,749	5,895	20,342	21,843
Depreciation and amortization	4,854	4,510	18,237	17,731

Total operating expenses	245,527	233,200	967,849	924,604
Income from operations	13,621	14,786	69,157	66,068
Interest expense, net	(1,674)	(570)	(3,983)	(2,158)
Other non-operating income	420	378	2,778	1,743

Income before provision for income taxes	12,367	14,594	67,952	65,653
Provision for income taxes	9,915	3,913	20,264	14,207

Net income	$2,452	$10,681	$47,688	$51,446

Earning per common share:
Basic	$0.08	$0.36	$1.59	$1.71
Diluted	$0.08	$0.36	$1.59	$1.71

Weighted average number of common shares outstanding:
Basic	30,023	30,082	30,032	30,121
Diluted	30,041	30,082	30,036	30,121

Dividends paid per common share:	$—	$—	$1.00	$1.00

Pro Forma earnings per common share - “C”corporation status (unaudited):
Pro Forma provision for income taxes due to LINC Logistics Company conversion to “C”	$—	$2,353	$11,059	$12,016
Earnings per common share:
Basic	$0.08	$0.28	$1.22	$1.31
Diluted	$0.08	$0.28	$1.22	$1.31

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$2,554	$5,511
Marketable securities	9,962	16,059
Accounts receivable - net	118,903	112,815
Other current assets	37,719	37,643

Total current assets	169,138	172,028
Property and equipment - net	127,791	114,200
Other long-term assets - net	30,440	29,619

Total assets	$327,369	$315,847

Liabilities and shareholders’ equity
Total current liabilities	$103,717	$113,413
Total long-term liabilities	166,280	107,563

Total liabilities	269,997	220,976
Total shareholders’ equity	57,372	94,871

Total liabilities and shareholders’ equity	$327,369	$315,847

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Average Headcount
Employees	2,492	2,496	2,484	2,376
Full time equivalents	2,273	1,805	2,182	1,605

Total	4,765	4,301	4,666	3,981

Average number of tractors
Provided by owner-operators	3,363	3,431	3,314	3,402
Owned	665	585	640	582
Third party lease	45	40	45	40

Total	4,073	4,056	3,999	4,024

Transportation Revenues:
Average operating revenues per loaded mile (a)	$2.88	$2.64	$2.79	$2.62
Average operating revenues per loaded mile, excluding fuel surcharges (a) (e)	$2.51	$2.29	$2.42	$2.27
Average operating revenues per load (a)	$1,005	$980	$995	$968
Average operating revenues per load, excluding fuel surcharges (a) (e)	$873	$849	$863	$839
Average length of haul (a) (b)	349	371	356	369
Number of loads (a)	163,163	169,585	678,257	692,790

Value Added Services:
Number of facilities (d)
Customer provided	14	15	13	14
Company leased	27	29	27	27

Total	41	44	40	41

Intermodal Revenues:
Drayage (in thousands)	$25,394	$21,727	$97,303	$92,836
Domestic Intermodal (in thousands)	7,025	—	12,347	—
Depot (in thousands)	2,542	2,471	10,731	9,933

Total (in thousands)	$34,961	$24,198	$120,381	$102,769

Average operating revenues per loaded mile (c)	$4.43	$4.19	$4.38	$4.18
Average operating revenues per loaded mile, excluding fuel surcharges (c)	$3.52	$3.36	$3.52	$3.42
Average operating revenues per load (c)	$317	$290	$306	$308
Average operating revenues per load, excluding fuel surcharges (c)	$252	$233	$246	$252
Number of loads (c)	80,038	74,830	317,837	301,357
Number of container yards	10	10	10	10

(a)	Excludes operating data from Universal Logistics Solutions, Inc., Universal Logistics Solutions International, Inc., and Central Global Express, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.
(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes operating data from Universal Logistics Solutions, Inc. in order to improve the relevance of the statistical data related to our intermodal services and improve the comparability to our peer companies.
(d)	Excludes storage yards, terminals and office facilities.
(e)	Excludes fuel surcharges where separately identified.

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present adjusted income from operations and adjusted EBITDA as supplemental measures of our performance. We define adjusted income from operations as income from operations adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, including transaction fees and other costs related to the acquisition of LINC and previous costs related to LINC’s capital market activity, which was terminated in the second quarter of 2012. We define adjusted EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA, further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, including transaction fees and other costs related to the acquisition of LINC and previous costs related to LINC’s capital market activity. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted income from operations and adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted income from operations and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of income from operations, the most comparable GAAP measure, to adjusted income from operations; and of net income, the most comparable GAAP measure, to EBITDA and adjusted EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	( in thousands)
Adjusted income from operations
Income from operations	$13,621	$14,786	$69,157	$66,068
Merger transaction costs (a)	8,369	—	8,369	—
Suspended capital markets activity (b)	—	—	1,882	—

Adjusted income from operations	$21,990	$14,786	$79,408	$66,068

Operating margin (c)	5.3%	6.0%	6.7%	6.7%
Adjusted operating margin (c)	8.5%	6.0%	7.7%	6.7%

Adjusted EBITDA
Net income	$2,452	$10,681	$47,688	$51,446
Provision for income taxes	9,915	3,913	20,264	14,207
Interest expense, net	1,674	570	3,983	2,158
Depreciation and amortization	4,854	4,510	18,237	17,731
Other non-operating income	(420)	(378)	(2,778)	(1,743)

EBITDA	18,475	19,296	87,394	83,799
Merger transaction costs (a)	8,369	—	8,369	—
Suspended capital markets activity (b)	—	—	1,882	—

Adjusted EBITDA	$26,844	$19,296	$97,645	$83,799

EBITDA margin (c)	7.1%	7.8%	8.4%	8.5%
Adjusted EBITDA margin (c)	10.4%	7.8%	9.4%	8.5%

(a)	Represents transaction fees and other costs incurred that were directly related to the acquisition of LINC.
(b)	Represents expenses incurred as a result of LINC’s preparations for an IPO in early 2012. When the IPO efforts were abandoned in May 2012, the costs were then taken as a charge to income.
(c)	Operating margin, adjusted operating margin, EBITDA margin, and Adjusted EBITDA margin are computed by dividing income from operations, adjusted income from operations, EBITDA, and Adjusted EBITDA, respectively, by total operating revenues for each of the periods indicated.

We present adjusted income from operations and adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Adjusted income from operations and adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:

•	Adjusted income from operations and adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted income from operations and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted income from operations and adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted income from operations and adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate adjusted income from operations and adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, adjusted income from operations and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted income from operations and Adjusted EBITDA only supplementally.